January 30, 2006


Mr. Mark A. Maki
Vice President - Finance
Enbridge Energy Partners, L. P.
1100 Louisiana, Suite 3300
Houston, Texas  77002








	Re:	Enbridge Energy Partners, L. P.
		Form 10-K for Fiscal Year Ended December 31, 2004
Filed February 25, 2005
		File No. 1-10934




Dear Mr. Maki:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



							April Sifford
							Branch Chief


??

??

??

??



Mr./Ms.
Company Name
Date, 2005
page 1








UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
100 F Street, N.E.
WASHINGTON, D.C. 20549-7010

   DIVISION OF
CORPORATION FINANCE
MAIL STOP 7010